UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

ATARI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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417 Fifth Avenue
New York, New York 10016

September 26, 2007

Dear Atari Stockholders:

You are cordially invited to join us at the 2007 Annual Meeting of Stockholders of Atari, Inc. that will be held at Atari’s offices, 417 Fifth Avenue, New York, New York, on Tuesday, November 6, 2007 at 9:00 a.m. At this Annual Meeting we are asking stockholders to:

•	elect two Class III directors to hold office until the 2010 Annual Meeting of Stockholders; and

•	act on any other matters that may properly come before the Annual Meeting.

After the Annual Meeting, we will answer your questions.

I look forward to seeing you at the meeting.

Very truly yours,

David Pierce
President and Chief Executive Officer

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE WITH REGARD TO A MATTER, YOUR PROXY WILL AUTOMATICALLY BE REVOKED WITH REGARD TO THAT MATTER.

417 Fifth Avenue
New York, New York 10016

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
OF
ATARI, INC.

DATE:	November 6, 2007
TIME:	9:00 a.m. (Eastern Time)
PLACE:	Atari, Inc. 417 Fifth Avenue New York, New York 10016

PROPOSALS TO BE VOTED UPON:

1. To elect two Class III directors to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2. To act on any other matters that may properly come before the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THE ATTACHED PROXY STATEMENT.

Stockholders of record at the close of business in New York City on September 13, 2007 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A complete list of these stockholders will be available at Atari’s New York headquarters prior to the Annual Meeting. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present in person or represented by a valid proxy at the meeting. A copy of Atari’s Annual Report for the fiscal year ended March 31, 2007 is being made available, together with this Notice and Proxy Statement and a Proxy Card, beginning on or about September 26, 2007 to all stockholders of record as of September 13, 2007.

By Order of the Board of Directors

Kristina K. Pappa
Secretary

Dated: September 26, 2007

417 Fifth Avenue
New York, New York 10016

PROXY STATEMENT
Annual Meeting of Stockholders
November 6, 2007

GENERAL

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

The Board has set September 13, 2007, as the record date for the Annual Meeting. Stockholders who are shown on our stock records as the owners of Common Stock at the close of business in New York City on that date are entitled to notice of the meeting and to attend and vote at the meeting, with each share entitled to one vote. There were 13,477,920 shares of Common Stock outstanding on the record date and 358 record holders of that stock.

Voting materials, which include this Proxy Statement and a Proxy Card, together with our 2007 Annual Report, are being made available to stockholders beginning on or about September 26, 2007.

In this Proxy Statement:

•	“Atari”, “we” and “Company” mean Atari, Inc.;

•	Holding shares in “street name” means your Atari shares are held in an account at a bank, brokerage firm or other nominee; and

•	“Common Stock” means Atari’s common stock as described in Atari’s current Restated Certificate of Incorporation.

As of the record date, Infogrames Entertainment S.A. (“IESA”), through its direct wholly-owned subsidiary, California U.S. Holdings, Inc., beneficially owned approximately 51% of our Common Stock, which gives it sufficient voting power to elect the two directors and to approve any other proposals that may properly come before the meeting. See “Security Ownership of Certain Beneficial Owners and Management” below. If IESA votes for the election of each of the director nominees, those director nominees will be elected even if no other stockholders vote in favor of them.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and a Proxy Card?

A:	This Proxy Statement describes a proposal on which you, as a stockholder, are being asked to vote. It also gives you information relating to that proposal, as well as other information, so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposal, but you do not need to attend in person in order to vote. You may instead follow the instructions below to vote by mail using the enclosed Proxy Card or to submit a proxy over the internet or by telephone. By doing so, you are authorizing each of David Pierce, Arturo Rodriguez and Kristina Pappa to vote your shares at the Annual Meeting as you have instructed. If you return your Proxy Card by mail or submit a proxy over the internet or by telephone and fail to indicate your voting preferences or a proposal comes up for vote at the Annual Meeting that is not on the Proxy Card, Mr. Pierce, Mr. Rodriguez and Ms. Pappa will vote your shares for the election of the two director nominees and according to their best judgment with regard to any other matters that may come before the meeting. Even if you currently plan to attend and vote at the Annual Meeting, please complete and return your Proxy Card, or submit a proxy over the internet or by telephone, before the meeting date, in case your plans change. If you attend the meeting and vote with regard to a matter, your proxy will automatically be revoked with regard to that matter. It will not be revoked with regard to matters as to which you do not vote.

Q:	Who can vote at the Annual Meeting?

A:	Persons who are shown on our stock records as having owned Common Stock at the close of business on September 13, 2007 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 13,477,920 shares of Common Stock outstanding on that date.

Q:	What am I voting on?

A:	We are asking you to:

• elect two Class III directors to hold office until the 2010 Annual Meeting of Stockholders; and

• act on any other matters that may properly come before the Annual Meeting.

Q:	How do I vote?

A:	You may vote by mail, over the internet, by telephone or in person at the meeting.

To vote by mail:

• Complete, date and sign the enclosed Proxy Card.

• Return it in the postage pre-paid envelope we have provided.

To vote over the internet:

• Have your Proxy Card available.

• Log on to the internet and visit www.proxyvote.com.

• Follow the instructions that are provided.

• Do not mail in your Proxy Card.

To vote by telephone:

• Have your Proxy Card available.

• Call the toll free number shown on your proxy card.

• Follow the recorded instructions.

• Do not mail in your Proxy Card.

To vote in person if you are the record owner of your shares:

• Attend the meeting.

• Vote by ballot or deliver your proxy in person.

To vote in person if your shares are held in street name (i.e., your shares are held in an account with a bank or broker or by another nominee):

• Obtain a proxy from the institution that holds your shares.

• Attend the meeting.

• Vote by ballot, attaching the proxy from the institution that holds your shares.

If you vote by proxy and mark voting instructions on the Proxy Card or give voting instructions on an internet or telephone proxy, your shares will be voted as you instruct. If you do not give voting instructions, your shares will be voted FOR the election of the two director nominees described later in this Proxy Statement. If any other matters properly come before the meeting, the people you appoint as your proxies will vote your shares with regard to those matters in accordance with their best judgment.

Q:	What does it mean if I receive more than one notice of the meeting and availability of proxy materials?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please vote by mail, over the internet or by telephone with regard to the shares that are the subject of each notice to ensure that all of your shares are voted.

Q:	What if I change my mind after I give my proxy?

A:	You may revoke your proxy and change your vote with regard to any matter at any time before the polls close with regard to that matter at the Annual Meeting. You may do this by either:

• sending a signed statement to the Company’s Secretary at our corporate headquarters (which address is listed on the Notice of Meeting) that the proxy is revoked;

• signing another proxy with a later date; or

• voting in person with regard to the matter at the Annual Meeting.

Your proxy will not be revoked with regard to a matter if you attend the meeting but do not vote with regard to that matter.

Q:	Who will count the votes?

A:	Employees of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspectors of election.

Q:	How many shares must be present to enable the meeting to take place?

A:	To conduct business at the Annual Meeting, holders of majority of our outstanding shares as of September 13, 2007 must be present or represented by proxies at the meeting. On that date, a total of 13,477,920 shares of Common Stock were outstanding and entitled to vote. Therefore, holders of at least 6,738,961 shares, must be present or represented. This is called a quorum. Shares are counted as present or represented at the meeting if either:

• the holder is present in person at the meeting;

• the holder has properly submitted a Proxy Card, or

• the holder is represented at the meeting by somebody else who is properly authorized to vote the holder’s shares.

On September 13, 2007, IESA owned, through a direct wholly-owned subsidiary, a majority of our outstanding Common Stock. Therefore, if the IESA subsidiary attends the meeting, there will be a quorum present. If the IESA subsidiary does not attend the meeting, there will not be a quorum and the meeting will not be able to proceed.

Q:	Will my shares be voted if I do not sign and return my Proxy Card or vote by internet or by telephone?

A:	If your shares are registered in your name, they will not be voted unless you submit your Proxy Card, appoint proxies over the internet or by telephone, or vote in person at the Annual Meeting.

Q:	How will my shares be voted if they are held in “street name”?

A:	If your shares are held in “street name” (i.e., by a bank, a broker or another nominee), you should have received voting instructions with these materials from your broker or other nominee. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on matters for which the broker or nominee has discretionary authority under applicable rules. The broker or nominee probably will be able to vote your shares with regard to the election of directors and Proposal 2 (relating to appointment of auditors).

Q:	How are votes counted?

A:	In the election of directors, you may either vote “FOR,” or withhold your vote with regard to, each nominee. Withheld votes will be counted for purposes of determining whether a quorum is present.

If you sign and return your Proxy Card, or appoint proxies over the internet or by telephone, without giving voting instructions, your shares will be voted “FOR” each nominee named below.

Q:	How many votes must the nominees have to be elected as directors?

A:	The two nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality.

Q:	What happens if a nominee is unable to stand for election?

A:	The Board may reduce the number of directors or it may select a substitute nominee.

Q:	How will I learn the results of the voting at the meeting?

A:	We will publish the final results in our Quarterly Report on Form 10-Q for the third quarter of fiscal 2008. We will file that report with the Securities and Exchange Commission (the “SEC”), and you can get a copy by contacting our Investor Relations Department at (212) 726-6500 or contacting the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy of the Form 10-Q on the Internet at www.atari.com, or through the SEC’s electronic data system, called EDGAR, at www.sec.gov.

Q:	Who will pay for this proxy solicitation?

A:	The costs of soliciting proxies are being paid by Atari. Some of our officers and other agents may solicit proxies personally, by telephone and by mail. Those persons will not be specially compensated for these services. Atari will reimburse brokerage houses, nominees, fiduciaries and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

PROPOSAL 1: ELECTION OF DIRECTORS

There are currently eight members of our Board of Directors. Under our Restated Certificate of Incorporation and our By-Laws, the Board of Directors is divided into three classes, as nearly equal in number as possible, with the terms of the directors of the different classes expiring at successive annual meetings. The terms of office of the Class III directors will expire at the conclusion of this Annual Meeting unless they are re-elected. The terms of office of the Class I directors will expire at the 2008 Annual Meeting of Stockholders and the terms of office of the Class II directors will expire at the 2009 Annual Meeting of Stockholders.

The Board of Directors has no knowledge that any nominee is or may be unable to serve or will or may withdraw from nomination. Certain information regarding the Board’s director nominees is set forth below. Each director has served continuously with the Company since his or her first election, as indicated below.

The Board’s nominees for election as Class III directors at the Annual Meeting are as follows:

Name	Age

Evence-Charles Coppee	54
Jean-Michel Perbet	53

Evence-Charles Coppee has served as a director since November 2005. Since November 2005 Mr. Coppee has been a director of IESA of which he also served as a Deputy Chief Operating Officer until May 2007. From 1996 to 2005, he served as Executive Vice President and joint Managing Director of the daily “Liberation.” From 1987 to 1996, Mr. Coppee held various positions with the French conglomerate Chargeurs (and Pathe). Prior to that, Mr. Coppee was a Manager with the Boston Consulting Group. Mr. Coppee serves on the Board of IESA. Mr. Coppée also is currently a director of Lafarge Ciment.

Jean-Michel Perbet has served as a director since April 2007. Mr. Perbet is a Deputy Chief Operating Officer of IESA, focusing on worldwide marketing and distribution, and he is the President of Atari Europe S.A.S., which is owned by IESA and conducts its distribution activities in Europe. Prior to joining Infogrames, he held a number of sales and support positions at Sony France before being appointed its COO. He was later appointed COO of Sony Europe and President of its consumer electronics business.

The six remaining members of our Board of Directors, who are in Classes I and II and whose terms do not expire until the 2008 and 2009 Annual Meetings of Stockholders, respectively, are as follows:

Name	Age	Class

Ronald C. Bernard	64	I
Michael G. Corrigan	49	I
Thomas Schmider	44	I
James Ackerly	58	II
Denis Guyennot	44	II
Ann E. Kronen	49	II

James Ackerly has served as a director since June 2001. He is currently the Chairman and President of Splinternet Holdings, Inc., a provider of packetized communications services to major communications companies around the world and an operator of offshore Internet services providers. Since 1995, Mr. Ackerly has provided technology consulting and design services to AMR Corp., The Sabre Group, AT&T and others.

Ronald C. Bernard has served as a director since November 2005 and has been the Chairman of the Board since July 2007. From 2004 to the present, Mr. Bernard has served as the President of LWB Consulting. From 2000 to 2003, he served as Chief Executive Officer of Sekani, Inc. Mr. Bernard served as President of NFL Enterprises from 1993 to 2000. Prior to that, Mr. Bernard served as the President of Viacom Network Enterprises and as the Executive Vice President, Finance and Administration of Showtime Networks Inc. Mr. Bernard started his career as a Senior Accountant with Peat, Marwick, Mitchell & Co.

Michael G. Corrigan has served as a director since November 2005, and has been the Chairman of the Board since July 2007. Mr. Corrigan currently is Vice Chairman of Afterburner Films Inc. and a co-founder and principal of Shelbourne Capital Partners (founded in 1999). Previously, he served as Senior Executive Vice President and Chief Financial Officer of Metro-Goldwyn-Mayer, Inc. From 1978 to 1998, Mr. Corrigan was an accountant with PriceWaterhouse, serving as a partner since 1988 and most recently prior to his departure as a Managing Partner in the Entertainment, Media and Communications Group.

Denis Guyennot has served as a director since February 2000. Since March 2006 he has been the Chief Executive Officer of the operations of Glu Mobile Inc. in Europe, the Middle East and Africa. From October 2004 until December 2005, Mr. Guyennot served as the Executive Vice President, Wireless Applications, of IESA. From February 2000 to October 2004, he served as President, Chief Operating Officer, and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe’s Southern Region. In 1988, Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by IESA in July 1998. Mr. Guyennot is also currently a director of Boonty Inc.

Ann E. Kronen has served as a director since February 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development. As is discussed below, she provides consulting services to the Company. Previously, she was Vice President of Product Development for Disney Educational Publishing and President, Family Division, of Phillips Interactive Media, Inc. Ms. Kronen has been working in the interactive media industry since 1983.

Thomas Schmider has served as a director since December 1999. Mr. Schmider was one of the founders of IESA in June 1983 and was the Managing Director (Chief Operating Officer) of IESA from then until April 2007. In April 2007, Mr. Schmider became a Deputy Managing Director of IESA. Mr. Schmider has served on the board of directors of IESA since 1983 and serves on the boards of directors of several subsidiaries of IESA.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Controlled Company Exemption

Under the NASDAQ Marketplace Rules, the Company is considered a “Controlled Company” because IESA, through a direct wholly-owned subsidiary, owns more than 50% of the voting power in the Company. As a Controlled Company, Atari is exempt from certain NASDAQ listing standards, including requirements that it have (i) a Board of Directors consisting of a majority of independent directors, (ii) a nominating committee and (iii) a compensation committee consisting entirely of independent directors. A Controlled Company is required to have an Audit Committee consisting entirely of independent directors.

Director Independence

Under applicable SEC and NASDAQ rules, a director will only qualify as an “independent director” if (a) the director meets certain objective tests of independence (including not having been an employee within the past three years and not controlling us) and (b) in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has recently evaluated all relationships between each director and the Company and has determined that Messrs. Ackerly, Bernard and Corrigan are “independent directors” as that term is defined in the NASDAQ Marketplace Rules.

Committees

The Board of Directors of the Company directs the management of the business and affairs of the Company, but it has delegated some of its functions to an Audit Committee, a Compensation Committee and a Special Committee. In addition, from time to time, the Board may establish special committees to address specific transactions or issues.

Audit Committee and “Audit Committee Financial Expert”

The Audit Committee reviews the adequacy of our internal controls. It is responsible for appointing and determining the compensation of the independent registered accounting firm that audits our financial statements and it reviews the scope and results of annual audits and other services provided by the Company’s independent public accountants. The Audit Committee also performs certain other functions that are required under the Sarbanes-Oxley Act of 2002, SEC rules or Nasdaq Marketplace Rules. One of its functions is to review all transactions between IESA (our indirect 51% shareholder) or its subsidiaries and us or our subsidiaries, other than day to day transactions pursuant to Distribution Agreements that already have been approved by the Committee and by our entire Board of Directors.

The Audit Committee is currently composed of Messrs. Bernard, Ackerly and Corrigan, each an independent director, as required by the NASDAQ Marketplace Rules and SEC rules Mr. Bernard serves as the Chairman of the Audit Committee. The Audit Committee and our Board have determined that both Mr. Bernard and Mr. Corrigan are “audit committee financial experts,” as that term is defined in SEC rules.

The Audit Committee’s charter was most recently amended on July 28, 2005. A copy of the Second Amended and Restated Audit Committee Charter, as amended through July 2005 was included as an Appendix to the Proxy Statement relating to our 2005 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee (i) oversees the Company’s compensation plans, employee stock option plans, employee stock purchase plans, and programs and policies for executive officers, (ii) monitors the performance and compensation of executive officers and other key employees, and (iii) monitors related decisions concerning matters of executive compensation.

During fiscal 2007, the Compensation Committee was composed of James Ackerly, Bruno Bonnell and Michael Corrigan, with Ann Kronen serving in a non-voting capacity, and Mr. Corrigan served as Chairman of the

Compensation Committee. On July 24, 2007, Ms. Kronen became a voting member and Mr. Ackerly became Chairman of the Committee. A majority of the directors serving as voting members of the Committee are independent.

The Board of Directors adopted an amended Compensation Committee Charter during fiscal 2004, which was filed as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2004.

Special Committee

The Special Committee was formed in May 2006 to review and approve any transaction that is outside the ordinary course of business and would materially impact stockholder value, including (i) evaluating and responding to proposals (including any proposal by IESA or its affiliated entities to acquire us or any of our material assets, (ii) reviewing all other material transactions outside the ordinary course of our business to the extent they may affect IESA or its affiliated entities differently from the way the affect us, and (iii) reviewing all transactions or contracts (including modifications of existing contracts, relationships or understandings) with IESA and any other related party transactions.

The Special Committee is currently composed of Messrs. Bernard, Ackerly and Corrigan.

Meetings and Attendance

The Board meets on a fixed schedule four times a year and also holds special meetings and acts by written consent, as needed. During fiscal 2007, the Board of Directors held 15 meetings, the Audit Committee held 9 meetings, the Compensation Committee held 10 meetings and the Special Committee held 7 meetings. Each director attended at least 75% of the meetings of the Board of Directors, and 75% of the meetings of each committee, held during the period that he or she served, except that Denis Guyennot attended only 62.5% of the meetings of the Board of Directors.

The Company encourages all our directors to attend our Annual Meetings of Stockholders. At our 2006 Annual Meeting of Stockholders, 8 members of the Board were present.

Director Nominations

As a Controlled Company, we are exempt from NASDAQ Marketplace Rules that require director nominees to be selected or recommended by a majority of the independent directors or a nominating committee comprised solely of independent directors. The Board does not delegate the responsibility of nominating potential new directors to a separate nominating committee because the Board believes that all directors should be involved in this process.

The Board believes that potential nominees should be individuals with high standards of ethics and integrity who are committed to representing the interests of the stockholders through the exercise of sound judgment. They should have broad business or professional experience that will allow them to contribute to the Board’s discussions and decisions, and they should be able to devote sufficient time and energy to the performance of the duties of a director. Because IESA owns a majority of our outstanding shares, for a number of years some (but not a majority) of our directors have been officers of IESA. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will enable the Board of Directors to fulfill effectively all its responsibilities. Board candidates who may become members of the Audit Committee must also have the financial experience necessary to perform their duties and to satisfy the requirements of the SEC rules and NASDAQ rules relating to Audit Committees. In the event there is a vacancy on the Board of Directors, the Board considers candidates recommended by current directors, officers, professional advisors, employees and others.

The Company’s By-Laws contain procedures and requirements for stockholder nominations of directors. See “Submission of Stockholder Proposals and Nominations for the 2007 Stockholders Meeting” below for a description of those procedures and requirements.

Director Compensation

Directors who are also employed by the Company, IESA or any of their respective subsidiaries do not receive any compensation for their service on the Board of Directors. Currently, the non-employee directors are James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot, and Ann E. Kronen (although Ms. Kronen has a consulting relationship with us). During fiscal 2007, each non-employee director serving on the Board of Directors received the following:

•	an annual retainer of $25,000;

•	an additional annual retainer of $7,500 for the chairman of each committee of the Board of Directors;

•	a fee for each Board meeting attended ($2,000 for attending in person and $1,000 for attending via phone);

•	a fee for each committee meeting attended ($2,000 for attending in person and $1,000 for attending via phone);

•	an annual stock option grant for 1,000 shares of our Common Stock (giving effect to a one-for-ten reverse stock split in January 2007); and

•	upon joining the Board of Directors, a one-time stock option grant for 2,500 shares of our Common Stock (giving effect to a one-for-ten reverse stock split in January 2007).

The following table summarizes the compensation we provided during fiscal 2007 to our directors who were not employed by us or by IESA:

Non-Employee Director Compensation Table

	Fees Earned				Non-Equity	Change in Pension Value
	or Paid in		Stock	Option	Incentive Plan	and Nonqualified	All Other
	Cash		Awards	Awards	Compensation	Deferred Compensation	Compensation	Total
Name	($)		($)	($)	($)	Earnings	($)	($)

James Ackerly	115,000		—	20,659	—	—	—	135,659
Ronald C. Bernard	120,500		—	6,616	—	—	—	127,116
Michael G. Corrigan	112,500		—	6,616	—	—	—	119,116
Denis Guyennot	37,000		—	820	—	—	—	37,820
Ann E. Kronen	56,000	(1)	—	18,436	—	—	—	74,436

(1)	Does not include the consulting fees described under “Consulting Agreement with Ann E. Kronen.”

Consulting Agreement with Ann E. Kronen

We have a consulting agreement with Ann E. Kronen (the “Kronen Agreement”) under which we engage Ms. Kronen to provide product consultation services, business development and relationship management services with potential and existing business partners that are located on the West Coast. The current term of the Kronen Agreement will expire on March 31, 2008, but will automatically be renewed for another year, unless she or we terminate it prior to that date. In fiscal 2007, Ms. Kronen received $145,000 for services under the Kronen Agreement. In addition, Ms. Kronen was reimbursed for travel expenses incurred in connection with her rendering of those services.

Stockholder Communications with the Board

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board of Directors (or in the absence of a Chairman of the Board, any of our directors) considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

The Audit Committee has adopted Procedures for Complaints. They provide for confidential communications on either an identified or anonymous basis to be made to the Audit Committee, via email, our complaint hotline or through our Vice President and General Counsel who will forward all communications to the Audit Committee.

Atari stockholders may send communications to the Board of Directors as a whole, to the independent directors as a group, to any Board committee, or to any individual member of the Board by writing c/o Kristina K. Pappa, Vice President, Secretary and General Counsel, Atari, Inc., 417 Fifth Avenue, New York, New York 10016 and specifying the intended recipients. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Pappa or her designee before they are forwarded to the Board or the applicable committee or individual director(s).

Code of Ethics

We have adopted a Code of Ethics, Standards of Conduct and Confidentiality that applies to directors, executive officers, and all other employees, including senior financial personnel. We will make copies of our Code of Ethics available to stockholders upon request. Any such request should be either sent by mail to Atari, Inc., 417 Fifth Avenue, New York, New York 10016, Attn: General Counsel or made by telephone by calling our General Counsel at (212) 726-6500.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors, officers and stockholders who beneficially own more than 10% of our Common Stock are required to file with the SEC initial reports of ownership and reports of changes in ownership with respect to our equity securities and to furnish us with copies of all reports they file.

Based solely on our review of the copies of such reports that we received, we believe that during our 2007 fiscal year, each such reporting person filed all the required reports in a timely manner, except that Arturo Rodriquez and Jean-Marcel Nicolai each was 25 days late filing a Form 4 with regard to the grant of a stock option to him.

EXECUTIVE OFFICERS OF THE COMPANY

David Pierce, Bruno Bonnell and Jean-Marcel Nicolai were the only executive officers of the Company during fiscal 2007. Set forth below is information concerning Mr. Pierce and Mr. Nicolai. Mr. Bonnell and Mr. Nicolai no longer are executive officers of the Company.

Name	Age	Position

David Pierce	50	President and Chief Executive Officer
Jean-Marcel Nicolai	42	Senior Vice President, Product Development and Chief Technology Officer (former)

David Pierce has been our President and Chief Executive Officer since September 2006. From 1995 until August 2005, Mr. Pierce was an Executive Vice President and the General Manager of the Sony Wonder — Home Entertainment Division of Sony BMG Entertainment Company. Prior to that, he was a Senior Vice President of Columbia Tristar Home Video, a division of Sony Pictures Entertainment.

Jean-Marcel Nicolai was our Senior Vice President in charge of Product Development and our Chief Technology Officer from December 2004 to August 2007. From February 2000 until November 2002, he had been employed by Atari Europe, a subsidiary of IESA, as Vice President — Production Support. From November 2002 until November 2004, he was employed by Atari Europe as Senior Vice President International Operations / European CIO. Before joining Atari Europe, he worked for Hewlett-Packard as the manager of its European Center of Solution Expertise. Mr. Nicolai terminated his employment with us, and became an employee of Atari Interactive (a wholly owned subsidiary of IESA) when his Employment Agreement with us terminated on August 31, 2007.

Employment and Termination Agreements

Employment Agreement with David Pierce

David Pierce and we entered into an Employment Agreement on September 1, 2006. Under the Pierce Employment Agreement, we agreed to employ Mr. Pierce as our President and Chief Executive Officer for a term running from September 5, 2006 until August 31, 2009. We also agreed to enter into good faith discussions regarding an extension or renewal of that agreement at least 180 days before the end of its term, although we are not obligated to renew the agreement.

During the term of his Employment Agreement, Mr. Pierce is to receive a base salary at the rate of $600,000 per year, and to receive a bonus equal to 50% of his base salary if agreed upon revenue and profit targets are met or exceeded, plus an additional 50% of his base salary if the Compensation Committee determines that agreed upon strategic objectives have been met or exceeded (or lesser percentages to the extent revenue and profit targets or strategic objectives are not fully met).

If the Employment Agreement terminates because of Mr. Pierce’s death or disability, he (or his estate) will receive the base salary to which he would have been entitled during the remainder of the term of the agreement plus a pro rata portion of the bonus to which he would have been entitled with regard to the year during which the Employment Agreement terminates. In addition, all stock options that Mr. Pierce holds when the Employment Agreement terminates will vest and be exercisable for a year after the Employment Agreement terminates or until any earlier dates on which they would have terminated if the Employment Agreement had not terminated. If we terminate Mr. Pierce’s employment during the term of the Employment Agreement without cause, or Mr. Pierce terminates the Employment Agreement during its term for good reason, Mr. Pierce will be entitled to his base salary for six months whether or not he obtains other employment, and will be entitled to his base salary for two additional three month periods if he has not obtained alternate employment. In addition, all stock options he holds will vest and be exercisable for three months (or after he has been employed for a year, six months) after the Employment Agreement is terminated, or until any earlier dates on which they would have expired if the Employment Agreement had not terminated. If Mr. Pierce terminates the Employment Agreement without good reason, or we terminate the Employment Agreement for cause, Mr. Pierce will not be entitled to anything other than his accrued salary and benefits up to the date of termination, and all his stock options will terminate. If there is a change of control of us, all Mr. Pierce’s stock options will immediately vest and any restricted stock he holds will immediately become non-forfeitable.

On April 10, 2007, Mr. Pierce’s Employment Agreement was amended, at his suggestion, to state that if before April 30, 2007 we paid bonuses totaling at least $250,000 to employees of Atari and its subsidiaries in accordance with recommendations he had made to the Compensation Committee of our Board of Directors, Mr. Pierce’s base salary would be reduced during the year ending March 31, 2008 from $600,000 to $500,000. The bonuses were paid and Mr. Pierce’s base salary was reduced in accordance with the amendment.

Employment Agreement with Bruno Bonnell

The Company and Bruno Bonnell entered into an employment agreement which was executed on July 1, 2004 but effective as of April 1, 2004. Under the Bonnell Employment Agreement, Mr. Bonnell was to serve as the Chief Executive Officer, Chief Creative Officer and Chairman of the Board of our Company, reporting directly to the Board of Directors. The Bonnell Employment Agreement permitted Mr. Bonnell and our Board to agree that an additional senior executive should be appointed as our Chief Executive Officer to assume some of the day-to-day duties theretofore undertaken by Mr. Bonnell, in order to enable Mr. Bonnell to devote more of his time to his creative role for us. In accordance with the Bonnell Employment Agreement, in November 2004, the Board elected James Caparro to be our President and Chief Executive Officer. Mr. Caparro served in those capacities until June 2005. Upon Mr. Caparro’s resignation, Mr. Bonnell again assumed the Chief Executive Officer position, and he held that position until September 2006, when David Pierce became Chief Executive Officer. The term of the Bonnell Employment Agreement was to continue through March 31, 2009, and was subject to renewal. However, on April 4, 2007, Mr. Bonnell resigned from all positions he holds as an officer or director of the Company or any of its subsidiaries.

Under the Bonnell Employment Agreement, Mr. Bonnell received an annual salary of €500,000 retroactive to April 1, 2004, such salary to be reviewed annually for increase in the Compensation Committee’s sole discretion. Additionally, Mr. Bonnell was eligible to receive an annual bonus of up to 100% of his base salary (30% based upon the creative performance of the Company and 70% based on the overall financial performance of the Company). Upon execution of the Bonnell Employment Agreement, Mr. Bonnell received a grant of stock options to purchase 200,000 shares of our Common Stock at the then per share market price of $22.40 (both after giving effect to a subsequent one-for-ten reverse split of our common stock).

Mr. Bonnell also was to receive a housing allowance that provided reimbursement for Mr. Bonnell’s actual and documented rent, security deposit and broker commissions or fees of up to $7,600 per month through December 31, 2004, $8,360 per month in calendar 2005, $12,200 per month in calendar 2006 and thereafter, an amount that is equal to or above $12,200 per month in accordance with reasonable market standards. Instead of reimbursing Mr. Bonnell for rent, we leased apartments in New York City that Mr. Bonnell occupied.

If Mr. Bonnell’s employment was terminated without cause or he resigned for good reason without there being a change in control event, Mr. Bonnell was to receive (i) his base salary for 12 months, (ii) a bonus payment equal to the target bonus amount for the year of termination, and (iii) 100% vesting of options which remain exercisable for a period of one year thereafter or, if less, the remainder of the term of the grant. If Mr. Bonnell’s employment was terminated without cause or he resigned for good reason within 24 months after a change in control event, Mr. Bonnell was to receive (i) two times the sum of his then current base salary and bonus for the immediately preceding bonus year (or if higher, the bonus payment made to Mr. Bonnell with respect to the full fiscal year immediately preceding the change of control event), in 24 monthly installments, (ii) payment of any accrued amounts and the pro rata portion of his bonus for the termination year, and (iii) 100% vesting of options, which would remain exercisable for a period of one year thereafter or, if less, the remainder of their specified terms.

Termination of Mr. Bonnell’s Employment

On April 4, 2007, after Mr. Bonnell was informed by IESA that termination of his officership as CEO and Chairman of the Board of IESA and of his offices with the other IESA group companies was under consideration due to material divergences regarding the business plan of IESA and its group, Mr. Bonnell and IESA entered into an agreement under which Mr. Bonnell agreed to resign from his duties as a Director and CEO of IESA and from all the offices he held with subsidiaries of IESA, including Atari and its subsidiaries, and IESA agreed to pay Mr. Bonnell (a) €350,000 for the work he did in restructuring IESA’s indebtedness, (b) €900,000 as severance indemnity, (c) a housing allowance of €300,000, (d) €350,000 for an agreement not to compete in the European Union (other than through a new U.S. company that would be engaging in a business in which we were proposing to engage), (e) €300,000 for agreeing not to solicit employees of IESA or any of its subsidiaries, (f) €100,000 for agreeing that for two years he would not purchase equity or debt of IESA or any of its subsidiaries, including Atari, other than through exercise of stock options, (g) €100,000 (as well as an agreement that IESA’s board of directors would not disparage Mr. Bonnell) for agreeing not to make any comment regarding IESA, its subsidiaries, their managers, directors, officers or shareholders which may discredit or prejudice them, and (h) up to €25,000 as reimbursement for legal expenses in connection with the agreement.

Neither our Board of Directors nor any member of our management was consulted about the agreement between IESA and Mr. Bonnell or at any time requested any of the things to which Mr. Bonnell agreed, and our management was not provided with a copy of the agreement until more than two months after it was signed. Mr. Bonnell resigned as a director and officer of us and of our subsidiaries on April 4, 2007, and shortly after that he and we agreed (subject to approval of our Board, which was subsequently given) that his resignation was a voluntary termination that did not involve good reason, and that we would permit Mr. Bonnell to continue to occupy apartments we were renting until December 31, 2007. Despite the fact that we did not participate in the preparation of, or know the terms of, the agreement between Mr. Bonnell and IESA, and that IESA, not we, made all the payments under that agreement, to the extent that we benefited from the payments made by IESA to Mr. Bonnell, we are required to treat the payments on our financial statements as an expense which was offset by a contribution to our capital by IESA. Our Board approved a determination that $770,540 of the payments IESA made should be allocated to benefit we received, and our income statement for the year ended March 31, 2007 reflects a charge for that amount.

In addition to entering into the termination agreement, IESA agreed to invest 1 million Euro in Mr. Bonnell’s new U.S. company, which will be engaging in a business in which we are proposing to engage.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee of our Board of Directors was composed of Mr. Ackerly, Mr. Bonnell, and Mr. Corrigan, with Mr. Corrigan as the Chairman. In addition, Ms. Kronen, served in a non-voting capacity. Mr. Bonnell was also a member of the Compensation Committee of the Board of Directors of IESA. On April 3, 2007, Mr. Bonnell resigned from our Board of Directors, and therefore ceased to be a member of the Committee. On July 24, 2007, Ms. Kronen became a voting member and Mr. Ackerly became Chairman of the Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

During the past several years, Atari has undergone a substantial downsizing, including dispositions of studios and intellectual properties that were the source of many of the video game products that have contributed to our revenues. In this context, it was particularly important that Atari have a compensation program that would:

•	motivate existing personnel;

•	reduce the risk of loss of personnel to competitors; and

•	help attract new personnel to replace departing personnel or to assist in the creation of new business opportunities.

Our compensation system is designed both to compensate for, and reward, individual performance and to reflect the successes or failures of Atari as a company. It does this with a combination of salary, bonuses, and stock option awards. Also, because a number of our key employees are employees of IESA (a French company) who work for Atari on what is expected to be a relatively short term basis, or are former employees of IESA who moved to the United States in order to work for Atari, Atari has through the years provided housing or housing allowances to French executives who have had to establish temporary or transitional homes, or second homes, in the United States. Finally, although most benefits are provided to all our employees, we have provided life insurance to our chief executive officers that is not provided to other employees.

Until 2004, most of the compensation of our then chief executive officer, who was also the chief executive officer of IESA, was paid by IESA. In 2004, we entered into an Employment Agreement with our then chief executive officer, under which we agreed to pay him what our Compensation Committee determined to be reasonable compensation for the portion of his working time he would be devoting to the affairs of Atari (anticipated to be approximately 70%), without regard to the amount or nature of compensation he would be receiving from IESA. In deciding to do this, our Compensation Committee rejected a suggestion that he receive a single compensation package from IESA and Atari, with the cost allocated between IESA and Atari. Our Compensation Committee believed that a single compensation package would not appropriately reflect the fact that Atari has needs and interests which may be different from those of IESA.

Compensation Policies

We have no plans or programs under which we pay long-term cash compensation. Salaries are paid currently and bonuses are usually determined and paid shortly after our annual audited financial statements are completed. We do not have retirement plans to which we contribute, deferred compensation plans, or other long-term cash compensation plans, except that we match portions of employees’ contributions to a 401(k) plan up to a maximum of $6,000 per employee per year. Our only long-term compensation is in the form of stock options.

Our Compensation Committee views salaries as the minimum compensation for the jobs our executives and employees are expected to perform. Bonuses are used partly to reward success in meeting job performance goals, and partly to reflect our success or lack of success as a company. For several years prior to fiscal 2006, bonuses were awarded on the basis of a combination of individual performance, our revenues as a company, and our net operating profits. With regard to our most senior executives, the bonuses were based solely on company performance (40% based upon achievement of revenue goals and 60% based upon achievement of net operating profit goals, with further gradations based on the extent to which goals were achieved worldwide, in the United States or in the European Union). At lower levels, individual performance was given increasing importance, so that with regard to some overtime-eligible employees, a bonus was based 75% on achievement of individual performance goals, 10% on achievement of company revenue goals, and 15% on achievement of company net operating profit goals.

Because in fiscal 2007, we had very disappointing operating results and were confronted with significant cash shortages, our Compensation Committee considered eliminating all bonuses for that fiscal year. However, David Pierce, our chief executive officer, recommended that we pay bonuses totaling $150,000 to a number of employees who, he believed, had rendered significant services outside the scope of their normal duties. Our Compensation Committee was concerned that there were other employees who also had rendered services that were substantially beyond what was expected of them, but, because they were not in administrative positions, were not included on the recommendation list. Mr. Pierce then offered to reduce his salary for the year ending March 31, 2008 by $100,000 if the Compensation Committee would authorize, and Atari would pay, $250,000 of bonuses to employees, including the bonuses he had recommended. The Compensation Committee authorized those bonuses, and they were paid.

Until June 2006, we had not issued stock options to employees other than officers and other senior executives (although, prior to 2003, we also had granted stock options to some executives of IESA who rendered significant services with regard to Atari). Among other things, our Compensation Committee was concerned that if our stock price fell after we issued stock options to lower level employees, the reduction or elimination of the value of the stock options could create a significant morale problem with regard to those lower level employees.

The number of options granted to particular officers in a year was (a) a number based upon the position each officer held (i.e., a specified number to all members of the Executive Committee, a lesser specified number to all executive vice presidents and a group of senior vice presidents, a lesser specified number to the remaining senior vice presidents, and a lesser specified number to all vice presidents) plus (b) specific stock option grants to a limited number of officers for exceptional service.

In June 2006, our Compensation Committee authorized grants of stock options to a wide group of employees. It also granted an option to purchase 2,000,000 shares (200,000 shares giving effect to a subsequent one-for-ten reverse stock split) to Bruno Bonnell, who at the time was the chairman of our Board, our Chief Executive Officer, our Acting Chief Financial Officer, and our Chief Creative Officer. This grant was approved because, in view of the fact that the price of our stock had dropped significantly since our prior option grants to Mr. Bonnell, Mr. Bonnell no longer had any realistic form of long term incentive regarding Atari.

How compensation determinations are made.

Because the only form of long-term compensation we provided is stock options, we did not attempt to allocate between long-term and currently paid out compensation or between cash and non-cash compensation.

Salary decisions are usually made shortly before the beginning of a fiscal year, except that salary decisions regarding new employees are made when the new employees are hired. Bonus decisions normally have been made shortly after audited annual financial information is available. However, with regard to fiscal 2007, bonus determinations were made shortly after the end of the fiscal year, because it was clear that we did not achieve either our revenue goals or our net operating income goals for the year, and therefore our most senior officers would not receive bonuses and bonuses to other employees would be based solely on individual performance. Option awards are normally made shortly after annual audited financial information becomes available, except in the case of new employees, who are granted options when their employment begins. However, in June 2006, we made option grants to a large number of employees in order to provide incentives for them to remain with Atari, despite concerns about Atari’s operating results and financial condition, and we awarded options to Bruno Bonnell for the reasons described above in the discussion of our Compensation Policies.

Our Compensation Committee has discretion to award bonuses on any basis it deems appropriate and to determine when, and to which employees, stock options should be granted. However, as discussed above, our Compensation Committee has, in most instances, applied a formula that takes account of personal performance, Atari’s achievement of revenue objectives, and Atari’s achievement of net operating income objectives, in determining bonuses. There was more variance with regard to stock option awards, but except with regard to the awards made in June 2006, and awards made to new employees when they begin work, our Compensation Committee followed the practice of awarding a base number of stock options to officers, in particular groupings, and of awarding additional stock options to officers for outstanding performance.

The compensation of Bruno Bonnell (our former Chairman of the Board, Chief Executive Officer, Chief Financial Officer, and Chief Creative Officer), David Pierce (our current chief executive officer), and Jean-Marcel Nicolai (until August 31, 2007, a senior vice president in charge of our production activities), who were our only executive officers (as that term is defined in Securities and Exchange Commission rules) during fiscal 2007, was governed by contracts with each of them that are described under “Executive Officers of the Company — Employment and Termination Agreements.”

Mr. Bonnell’s employment agreement was negotiated in 2004, in connection with a decision that he would increase the portion of his time he would devote to our affairs and reduce the portion of his time that he would devote to IESA matters. As is discussed above, our Compensation Committee rejected the possibility that Mr. Bonnell would receive a single compensation package from IESA and us, and decided instead to enter into a separate compensation arrangement with Mr. Bonnell based upon the services he was expected to render to us, without regard to the compensation he would be receiving from IESA. The Compensation Committee considered the salary and cash bonus Mr. Bonnell was expected to receive to be below what he might receive from comparable companies, but believed that was offset by the fact that we would bear the cost of his housing in New York (at least while he continued to be our chief executive officer) and by significant grants of stock options.

Mr. Pierce’s employment agreement was negotiated in 2006 in connection with our efforts to find a person to replace Mr. Bonnell as chief executive officer in order to enable Mr. Bonnell to focus his efforts on his activities as chief creative officer. The terms of Mr. Pierce’s employment agreement were the result of negotiations with Mr. Pierce, during which he insisted upon compensation that was commensurate with that being paid to Mr. Bonnell and that paid to James Caparro, who held the position of chief executive officer for several months during 2005 and 2006.

We entered into an employment agreement with Mr. Nicolai when he transferred from IESA to Atari in October 2004, and in addition we agreed to reimburse Mr. Nicolai for costs of an apartment in New York City and schooling of his children during the term of his employment agreement.

Our Compensation Committee has never adopted a policy regarding recovery of awards or payments if the financial measures upon which they were based are restated or otherwise adjusted, because the issue has never arisen.

Each year, our Compensation Committee reviews our compensation levels, and determines whether they should be modified. In determining whether compensation should be changed, other than as a result of changes in the positions held by particular employees or in particular employees’ job descriptions, our Compensation Committee reviews recommendations from our management, based upon a balancing of our desire to minimize costs (particularly in periods of cash shortage) against our need to maintain compensation at levels that will enable us to retain key employees and to hire attractive new employees.

Our Compensation Committee has not normally balanced one form of compensation an employee would be receiving against another (i.e., reduced bonus potential or stock option awards because of high base salaries). To the contrary, executives with higher salaries tend to receive greater bonuses (in absolute terms) and higher numbers of stock options than lower salaried executives. However, in the case of very senior officers, including Bruno Bonnell, our Compensation Committee has taken account of the fact that the cash compensation we pay is lower than might be paid by comparable companies in determining the number of stock options it will grant.

Our employment agreements with Messrs. Bonnell, Pierce, and Nicolai all provided for payments if there were a termination of employment within a specified period after a change in control of us. Further, our 2005 Stock

Incentive Plan, as amended, which is the plan under which we have awarded most of the currently outstanding stock options, permits the Compensation Committee (or other committee that administers the Plan) to provide in the applicable award agreement that vesting or other terms of an award will be accelerated or otherwise affected by a change in control, either alone or together with a termination of employment by the grantee for good reason or by Atari without cause, or otherwise. All of the current outstanding stock options due, in fact, provide acceleration of vesting upon a change in control of us.

Because we have large net operating loss carryovers, and it is unlikely we will be required to pay Federal corporate income tax at least for a number of years, our Compensation Committee has not considered tax benefit to us as a significant factor in determining the amounts to be paid, or the stock options to be granted, to particular executives or other officers. However, the Compensation Committee has considered the tax effect upon the recipients of particular forms of compensation, and has, on some occasions, structured compensation awards to minimize, or reimburse, the tax cost to recipients of compensation Since we adopted Financial Accounting Standards Board Statement No. 123(R) (relating to the expensing of stock option grants), our Compensation Committee has considered the accounting impact on us in its determinations regarding stock options. However, because of the low price of our stock, the potential accounting impact has not been a significant factor to date in determinations of whether to grant options.

We have no guidelines or other requirements regarding ownership by directors or officers of shares of our stock or restricting the extent to which they can engage in hedging the economic of their ownership of our shares.

In making compensation decisions, our management and our Compensation Committee have attempted to have total compensation, particularly of operating personnel, approximate what we understand to be the compensation paid to people holding comparable positions with our competitors. For this purpose we have viewed Activision and THQ as our most comparable competitors, because until recently our revenues were in the same general range as theirs. We did not consider Electronic Arts and Take-Two to be comparable to us, because even in the years in which we achieved our highest revenues, they had substantially greater revenues than did we. On three occasions, we obtained analyses of components of our compensation structure from Pearl Meyer & Partners, a compensation consulting firm. In addition, in 2003, our Compensation Committee obtained an analysis by Buck Consultants, another compensation consulting firm, regarding what might be reasonable severance policies for us. That analysis, among other things, discussed the severance policies of Electronic Arts, Take-Two, THQ, and Activision. However, we did not adopt formal severance policies. In 2005 and 2006, we retained another compensation consulting firm, Mercer Human Resources, to advise us in connection with the adoption of a new stock plan and regarding a subsequent company-wide option grant.

Our Compensation Committee reviews carefully all proposals relating to the compensation of our chief executive officer (including the Employment Agreements with Bruno Bonnell and David Pierce and bonus awards and stock option awards to Bruno Bonnell). With regard to the remainder of our employees, as is done at most companies, our Compensation Committee usually relies in substantial part on recommendations from our chief executive officer or the head of our Human Relations Department. After reviewing the rationales for the recommendations, our Compensation Committee usually (but not always) has approved the recommendations. The Compensation Committee’s willingness to rely on recommendations from our management has been based upon its recognition that (a) our chief executive officer has principal responsibility for our profitability or absence of profitability, (b) our management knows the contributions made by particular employees far better than do the members of the Compensation Committee (who in many instances have no information at all about the contributions made by particular non-senior employees), and (c) our management has more current information about levels of compensation being paid by our principal competitors than does our Compensation Committee.

Conclusion

Our compensation decisions during the last several years have been influenced by our disappointing operating results, frequent cash shortages and downsizings, which have resulted in substantial part from a need to sell assets in order to raise cash. While these factors have tended to keep our compensation levels low, they have made it important that we compensate employees on whom we rely at levels that will induce them not to seek positions elsewhere. This has led to stock option grants that were larger, and to more employees, than has been our custom. However, the benefit of the option grants has been reduced by the fact that the price of our stock has fallen significantly even since the most recent stock option grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

James Ackerly, Chairman
Michael G. Corrigan
Ann E. Kronen

EXECUTIVE COMPENSATION

Summary Compensation Table for fiscal 2007

The following table summarizes the compensation we paid during fiscal 2007 to Bruno Bonnell, who was our principal executive officer during part of the fiscal year and our principal financial officer (as well as our Chief Creative Officer) during the entire fiscal year, David Pierce, who was our principal executive officer during part of the fiscal year, and Jean-Marcel Nicolai, who was our only other executive officer during the fiscal year (these people together being referred to as the Named Executive Officers).

							Change in
							Pension
							Value and
							Nonqualified
						Non Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Bruno Bonnell	2007	640,951	—	—	991,875	—	—	236,567	(1)	1,869,393
Chairman, CEO, Acting CFO and Chief Creative Officer (former)
David Pierce	2007	345,455	—	—	63,475	—	—	6,875	(2)	415,805
President and CEO
Jean-Marcel Nicolai	2007	280,000	—	—	90,863	—	—	194,242	(3)	565,105
SVP, Chief Technology Officer (former)

(1)	Consists of housing costs borne by the Company and related tax gross up.

(2)	Consists of a 401(k) match of $6,000 and life insurance premiums of $875.

(3)	Consists of housing costs borne by the Company and related tax gross up of $136,261, children’s education costs borne by the company and related tax gross up of $51,982 and 401(k) match of $6,000.

Grants of Plan-Based Awards

The following table summarizes the Plan-Based Awards made to the Named Executive Officers during fiscal 2007.

All Other
								All Other	Option
								Stock	Awards:	Exercise	Grant
					Estimated Future Payouts			Awards:	Number of	or Base	Date Fair
	Estimated Future Payouts Under				Under Equity Incentive Plan			Number	Securities	Price of	Value of
	Non-Equity Incentive Plan Awards				Awards			of Shares	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(1)	($/Sh)(1)	Awards

Bruno Bonnell	8/17/2006	—	—	—	—	—	—	—	60,000	$7.40	$237,360
David Pierce	9/5/2006	—	—	—	—	—	—	—	100,000	$7.00	$447,700
Jean-Marcel Nicolai	7/25/2006	—	—	—	—	—	—	—	20,432	$7.40	$97,790

(1)	Adjusted to give effect to a subsequent one-for-ten reverse stock split.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by the Named Executives on March 31, 2007.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:			Number		Unearned	Value of
	Number of	Number of	Number of			of Shares	Market	Shares,	Unearned
	Securities	Securities	Securities			or Units	Value of	Units or	Shares,
	Underlying	Underlying	Underlying			of Stock	Shares or	Other	Units or
	Unexercised	Unexercised	Unexercised	Option		that	Units of	Rights	Other
	Options	Options	Unearned	Exercise	Option	Have Not	Stock that	that	Rights that
	(#)	(#)	Options	Price	Expiration	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	Vested	Vested	Vested ($)

Bruno Bonnell	20,000	—	—	$137.50	4/5/2010	—	—	—	—
	10,000	—	—	$51.88	9/22/2010	—	—	—	—
	90,000	—	—	$62.50	12/21/2010	—	—	—	—
	30,000	—	—	$76.00	7/13/2011	—	—	—	—
	26,250	3,750	—	$42.10	9/24/2013	—	—	—	—
	135,714	64,286	—	$22.40	7/1/2014	—	—	—	—
	—	60,000	—	$7.40	8/17/2016	—	—	—	—
David Pierce	—	100,000	—	$7.00	9/5/2016	—	—	—	—
Jean-Marcel Nicolai	9,375	5,625	—	$19.10	11/26/2014	—	—	—	—
	2,188	2,812	—	$29.40	6/17/2015	—	—	—	—
	—	20,432	—	$7.40	8/17/2016	—	—	—	—

Option Exercises and Stock Vested

No stock options were exercised, and no stock awards vested, with regard to any of the Named Executive Officers during fiscal 2007.

Pension Benefits

We do not have any pension plans, and therefore, no pension benefits provided by the Company or any of its subsidiaries were received by, or accrued for, any of the Named Executive Officers during fiscal 2007. The Company has a 401(k) plan under which it will match 100% of an employee’s contributions up to 3% of the employee’s eligible compensation and will match 50% of an employee’s contributions between 3% and 9% of the employee’s eligible compensation, up to a total of $6,000 for an employee in a year. During fiscal 2007, the Company made matching payments of $6,000 with regard to each of David Pierce and Jean-Marcel Nicolai.

Nonqualified Deferred Compensation

None of the Named Executive Officers received during fiscal 2007, or became entitled during fiscal 2007 to receive in the future, any deferred compensation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter, that was most recently amended on July 28, 2005. The Second Amended and Restated Audit Committee Charter was included as Appendix A to the Proxy Statement relating to the 2005 Annual Meeting of Stockholders.

Management has the primary responsibility for the preparation and integrity of Atari’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The function of the Audit Committee is to assist the Board in its oversight responsibilities relating to the Company’s accounting policies, internal controls and financial reporting.

The Audit Committee and the Board have determined that Mr. Bernard and Mr. Corrigan each qualifies as an audit committee financial expert.

In fulfilling its oversight responsibilities, the Audit Committee has received the written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Additionally, the Audit Committee has discussed the Company’s financial statements with management and the independent accountants. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

James Ackerly
Ronald C. Bernard, Chairman
Michael G. Corrigan

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of September 13, 2007, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee for election as a director, (ii) the Named Executive Officers and all Named Executive Officers and directors as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the best of the Company’s knowledge, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Amount and Nature
	of Beneficial
	Ownership of Shares
Name and Address of Beneficial Owner(1)	of Common Stock(2)		Percentage**

Infogrames Entertainment S. A	6,952,248	(3)	51.58%
California U.S. Holdings, Inc.	6,952,248	(4)	51.58%
CCM Master Qualified Fund, Ltd.	1,264,146	(5)	9.40%
The Vanguard Group, Inc.	833,728	(6)	6.19%
Thomas Schmider	6,972,248	(7)	51.65%
Ann E. Kronen	12,159	(8)	*
Denis Guyennot	314	(9)	*
James Ackerly	5,108	(9)	*
Ronald C. Bernard	1,095	(9)	*
Evence-Charles Coppee	—		*
Michael G. Corrigan	1,095	(9)	*
Jean-Michel Perbet	—		*
David Pierce	25,000	(9)	*
Jean-Marcel Nicolai	20,448	(9)	*
All named executive officers and directors as a group (10 persons)	7,037,462	(10)	51.89%

*	Less than 1%.

**	As of September 13, 2007, 13,477,920 shares of Common Stock were outstanding, not including shares issuable upon exercise of outstanding options.

(1)	Unless otherwise stated in the applicable footnote, the address for each beneficial owner is c/o Atari, Inc., 417 Fifth Avenue, New York, New York 10016.

(2)	For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, to the best of the Company’s knowledge, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days following September 13, 2007. Shares a person has the right to acquire within 60 days after September 13, 2007 are included in the total outstanding shares for the purpose of determining the percentage of the outstanding shares that person owns, but not for the purpose of calculating the percentage ownership of any other person.

(3)	The shares are owned of record by California US Holdings, Inc., a direct wholly-owned subsidiary of IESA. IESA may be deemed to beneficially own the shares because they are held by a subsidiary. The address of IESA is 1, Place Verrazzano, 69252 Lyon Cedex 09, France.

(4)	Includes 26,000 shares of Common Stock which IESA has the power to vote under a proxy from the Cayre family.

(5)	Information is based on a Schedule 13G/A dated February 14, 2007, filed with the SEC. Each of CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C, and Clint D. Coghill beneficially owns 126,415 shares of Common Stock and has shared voting power with respect to that Common Stock. Coghill Capital Management, L.L.C serves as the investment manager of CCM Master Qualified Fund, Ltd. and Mr. Coghill is the managing partner of Coghill Capital Management, L.L.C. The address of Master Qualified Fund, Ltd. is One North Wacker Drive, Suite 4725, Chicago, IL 60606.

(6)	Information is based on a Schedule 13G November 30, 2006, filed with the SEC, adjusted to reflect the effects of a one-for-ten reverse stock split that became effective on January 3, 2007. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malverne, PA, 19355.

(7)	Mr. Schmider’s holdings include (i) 6,952,248 shares of Common Stock beneficially owned by IESA and (ii) 20,000 shares of Common Stock that he can acquire through exercise of stock options that were exercisable on, or would become exercisable within, 60 days following, September 13, 2007. Mr. Schmider may be deemed to beneficially own all of the shares beneficially held by IESA because he is a Deputy Managing Director of IESA. Mr. Schmider disclaims beneficial ownership of such shares.

(8)	Consists of 300 shares owned by Ms. Kronen (through a trust of which she is the sole trustee) and 11,859 shares that can be acquired through stock option exercises within 60 days following September 13. 2007.

(9)	Consists entirely of shares that can be acquired through stock option exercises within 60 days following September 13, 2006.

(10)	See footnote 2. Includes (i) a proxy for the vote of 26,000 shares of Common Stock held by the Carye family, and (ii) 84,919 shares that can be acquired through stock option exercises within 60 days following September 13, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with IESA

As of March 31, 2007, IESA beneficially owned approximately 51% of our common stock. IESA renders management services to us (systems and administrative support) and we render management services and production services to Atari Interactive and other subsidiaries of IESA. Atari Interactive develops video games, and owns the name “Atari” and the Atari logo, which we use under a license. IESA distributes our products in Europe, Asia, and certain other regions, and pays us royalties in this respect. IESA also develops (through its subsidiaries) products which we distribute in the United States, Canada, and Mexico and for which we pay royalties to IESA. Both IESA and Atari Interactive are material sources of products which we bring to market in the United States, Canada, and Mexico. During fiscal 2007, international royalties earned from IESA were the source of 4% of our net revenues. Additionally, IESA and its subsidiaries (primarily Atari Interactive) were the source of approximately 38% of our net publishing product revenue for the year ended March 31, 2007.

Historically, IESA has incurred significant continuing operating losses and has been highly leveraged. On September 12, 2006, IESA announced a multi-step debt restructuring plan, subject to its shareholders’ approval, which would significantly reduce its debt and provide liquidity to meet its operating needs. On November 15, 2006, IESA shareholders approved the debt restructuring plan, permitting IESA to execute on this plan. As of the date of this report, IESA has raised approximately 74 million Euros, of which approximately 45 million Euros has paid down outstanding short-term and long-term debt and has provided approximately 20 million Euro of liquidity for working capital needs. As of the date of this report, IESA has completed its debt restructuring plan; however, its current ability to fund, among other things, its subsidiaries’ operations remains limited. Our results of operations could be materially impaired if IESA fails to fund Atari Interactive, as any delay or cessation in product development could materially decrease our revenue from the distribution of Atari Interactive and IESA products. If the above contingencies occurred, we probably would be forced to take actions that could result in a significant reduction in the size of our operations and could have a material adverse effect on our revenue and cash flows.

Additionally, although Atari is a separate and independent legal entity and we are not a party to, or a guarantor of, and have no obligations or liability in respect of IESA’s indebtedness (except that we have guaranteed the Beverly, MA lease obligation of Atari Interactive), because IESA owns the majority of our common stock, potential investors and current and potential business/trade partners may view IESA’s financial situation as relevant to an assessment of Atari. Therefore, if IESA has negative financial results, it may taint our relationship with our suppliers and distributors, damage our business reputation, affect our ability to generate business and enter into agreements on financially favorable terms, and otherwise impair our ability to raise and generate capital.

Summary of Related Party Transactions

The following table provides a detailed break out of related party amounts within each line of our consolidated statements of operations (in thousands):

	Years Ended March 31,
Income (Expense)	2005	2006	2007

Net revenues	$343,837	$206,796	$122,285

Related party activity:
Royalty income(1)	2,520	13,521	5,243
License income(1)	31	437	2,464
Sale of goods	1,745	1,120	972
Production, quality and assurance testing and other services	2,438	3,313	3,576

Total related party net revenues	6,734	18,391	12,255

Cost of goods sold	(200,244)	(133,604)	(72,629)

Related party activity:
Distribution fee for Humongous, Inc. products (Note 19)	—	(6,264)	(5,318)
Royalty expense(2)	(30,339)	(14,401)	(11,365)

Total related party cost of goods sold	(30,339)	(20,665)	(16,683)

Research and product development expenses	(58,311)	(51,887)	(30,077)

Related party activity:
Development expenses(3)	(12,578)	(17,321)	(7,224)
Related party allocation of executive resignation agreement	—	—	(771)
Other miscellaneous development expenses	(61)	(238)	(229)

Total related party research and product development expenses	(12,639)	(17,559)	(8,224)

Selling and distribution expenses	(58,220)	(42,985)	(25,296)

Related party activity:
Miscellaneous purchase of services	(73)	(87)	(151)

Total related party selling and distribution expenses	(73)	(87)	(151)

	Years Ended March 31,
Income (Expense)	2005	2006	2007

General and administrative expenses	(35,792)	(30,385)	(21,788)

Related party activity:
Management fee revenue	3,000	3,073	3,020
Management fee expense	(3,000)	(3,000)	(3,000)
Office rental and other services(4)	(366)	89	184

Total related party general and administrative expenses	(366)	162	204

Restructuring expenses	(4,932)	(8,867)	(709)

Related party activity:
Office rental(4)	—	(639)	(467)

Total related party restructuring expenses	—	(639)	(467)

Interest (expense) income, net	(459)	(595)	301

Related party activity:
Interest income(5)	887	—	—

Total related party interest income, net	887	—	—

Income (loss) from discontinued operations of Reflections Interactive Ltd, net of tax provision of $9,716, $0, and $7,559, respectively	20,547	(5,611)	(3,125)

Related party activity:
Royalty income(1)	16,166	4,750	(1,871)
License income(1)	—	—	556

Total related party income (loss) from discontinued operations of Reflections Interactive Ltd, net of tax	16,166	4,750	(1,315)

(1)	We have entered into a distribution agreement with IESA and Atari Europe which provides for IESA’s and Atari Europe’s distribution of our products across Europe, Asia, and certain other regions pursuant to which IESA, Atari Europe, or any of their subsidiaries, as applicable, will pay us 30.0% of the gross margin on such products or 130.0% of the royalty rate due to the developer, whichever is greater. We recognize this amount as royalty income as part of net revenues, net of returns. Additionally, we earn license income from related parties iFone and Glu Mobile (see below).

(2)	We have also entered into a distribution agreement with IESA and Atari Europe, which provides for our distribution of IESA’s (or any of its subsidiaries’) products in the United States, Canada, and Mexico, pursuant to which we will pay IESA either 30.0% of the gross margin on such products or 130.0% of the royalty rate due to the developer, whichever is greater. We recognize this amount as royalty expense as part of cost of goods sold, net of returns.

(3)	We engage certain related party development studios to provide services such as product development, design, and testing.

(4)	In July 2002, we negotiated a sale-leaseback transaction between Atari Interactive and an unrelated party. As part of this transaction, we guaranteed the lease obligation of Atari Interactive. The lease provides for minimum monthly rental payments of approximately $0.1 million escalating nominally over the ten year term of the lease. During fiscal 2006, when the Beverly studio (which held the office space for Atari Interactive) was closed, rental payments were recorded to restructuring expense. We also received indemnification from IESA from costs, if any, that may be incurred by us as a result of the full guaranty.

We received a $1.3 million payment for our efforts in connection with the sale-leaseback transaction. Approximately $0.6 million, an amount equivalent to a third-party broker’s commission, was recognized during fiscal 2003 as other income, while the remaining balance of $0.7 million was deferred and is being recognized over the life of the sub-lease. Accordingly, during the years ended March 31, 2005, 2006, and 2007, approximately $0.1 million of income was recognized in each period. As of March 31, 2006 and March 31, 2007, the remaining balances of approximately $0.5 million and $0.4 million, respectively, is deferred and is being recognized over the life of the sub-lease. Although the Beverly studio was closed as part of management’s restructuring plan (Note 20), the space has not been sublet to date.

Additionally, we provide management information systems services to Atari Australia for which we are reimbursed. The charge is calculated as a percentage of our costs, based on usage, which is agreed upon by the parties.

(5)	During fiscal 2005, we recorded interest income of $0.9 million on related party notes receivable prior to the notes being converted and then subsequently offset against related party trade payables (see below).

Balance Sheet

The following amounts are outstanding with respect to the related party activities described above (in thousands):

	March 31,
	2006	2007

Due from/(Due to) — current IESA(1)	$(743)	$(1,494)
Atari Europe(2)	4,054	280
Eden Studios(3)	(2,235)	(595)
Paradigm(3)	(721)	—
Atari Melbourne House(3)	(434)	—
Atari Studio Asia(3)	—	(401)
Humongous, Inc.(4)	(2,341)	(2,218)
Atari Interactive(5)	(3,704)	(992)
Other miscellaneous net receivables	553	1,516

Net due to related parties — current	$(5,571)	$(3,904)

Due from/(Due to) — long-term
Atari Interactive (see Atari Trademark License below)	—	(1,912)

Net due to related parties	$(5,571)	$(5,816)

The current balances reconcile to the balance sheet as follows (in thousands):

	March 31,
	2006	2007

Due from related parties	$4,692	$1,799
Due to related parties	(10,263)	(5,703)

Net due to related parties — current	$(5,571)	$(3,904)

(1)	Balances comprised primarily from the management fees charged to us by IESA and other recharges of cost incurred on our behalf.

(2)	Balances comprised of royalty income or expense from our distribution agreements with IESA and Atari Europe relating to properties owned or licensed by Atari Europe.

(3)	Represents net payables related to related party development activities. (Note: Paradigm and Atari Melbourne House were sold to third parties in the first and third quarters, respectively, of the current fiscal year. Balances due to Atari Melbourne House as of March 31, 2007 were transferred to Atari Studio Asia.)

(4)	Represents distribution fees owed to Humongous, Inc., a related party, related to sale of their product, as well as liabilities for inventory purchased.

(5)	Comprised primarily of royalties owed to Atari Interactive, offset by receivables related to management fee revenue and production and quality and assurance testing services revenue earned from Atari Interactive.

Related Party Notes Receivable

During fiscal 2005, we maintain several notes receivable from related parties on which we recorded interest income. In November 2004, the balance of the notes were transferred to a secured promissory note, which also bore interest at the prime rate plus 3.25% was secured by 200,000 shares of our common stock owned and pledged as collateral by Atari Interactive and by the rights, as owner, to the “Atari” trademark and the “Fuji” logo in North America. The secured promissory note allowed for the netting of sums currently due to us with IESA and several of its subsidiaries. During fiscal 2005, this right of offset was exercised, and as of March 31, 2005, there was no remaining balance on the Secured Note and all rights to the collateral had been released.

Atari Trademark License

In May 2003, we changed our name to Atari, Inc. upon obtaining rights to use the Atari trademark through a license from IESA, which IESA acquired as a part of the acquisition of Hasbro Interactive Inc. (“Hasbro Interactive”). In connection with a debt recapitalization in September 2003, Atari Interactive extended the term of the license under which we use the Atari name and logo to ten years expiring on December 31, 2013. We issued 200,000 shares of our common stock to Atari Interactive for the extended license and will pay a royalty equal to 1% of our net revenues during years six through ten of the extended license. We recorded a deferred charge of $8.5 million, which was being expensed monthly and which became fully expensed during the current period. The monthly expense was based on the total estimated cost to be incurred by us over the ten-year license period. Upon full amortization of the deferred charge, we began recording a long-term liability at $0.2 million per month, to be paid to Atari Interactive beginning in year six of the term of the license. During the years ended March 31, 2005 and 2006, we recorded expense of $3.3 million and $3.1 million, respectively, recorded against the deferred charge. During the year ended March 31, 2007, we recorded expense of $2.2 million, with $0.3 million expensed against the deferred charge that remained at March 31, 2006, and the remainder of the expense recorded in due to related party — long term. As of March 31, 2007, $1.9 million relating to this obligation is included in due to related party — long term.

ACCOUNTANTS

Deloitte & Touche LLP audited our and our subsidiaries’ consolidated financial statements for the fiscal years 2000 through 2007. In July 2007, Deloitte & Touche informed us that it would decline to stand for re-election as our independent public accountants The reports of Deloitte & Touche LLP for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles, other than an additional paragraph in each of the reports regarding uncertainty about our continuing as a “going concern.” During the fiscal years ended March 31, 2007 and 2006, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreements in connection with either of their reports, nor were there any “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, except for the material weaknesses identified and described in our Reports on Form 10-K for the fiscal years ended March 31, 2007 and 2006.

On September 11, 2007, the Audit Committee of our Board of Directors appointed J. H. Cohn LLP to audit our and our subsidiaries’ consolidated financial statements for the fiscal year ending March 31, 2008. Representatives of Deloitte & Touche LLP had, and representatives of J. H. Cohn LLP will have, direct access to members of the Audit Committee. We will invite representatives of Deloitte & Touche LLP, and we expect representatives of J.H. Cohn LLP, to attend the Annual Meeting of Stockholders in order to respond to appropriate questions from stockholders. We will permit each of them to make a statement if it desires to do so.

Fees of Independent Auditors

The aggregate fees billed by Deloitte & Touche LLP during the past two fiscal years with regard to various categories of services are set forth below:

	Year Ended	Year Ended
Category of Fees	March 31, 2007	March 31, 2006

Audit Fees	$2,400,000	$1,773,000
Audit Related Fees	50,000	26.439
Tax Fees	—	98,354
All Other Fees	—	37,000

Total All Fees	$2,450,000	$1,902,377

Services Arrived by Independent Auditors

The Audit Committee of our Board of Directors pre-approves the engagement of our independent registered public accounting firm to perform audit and other services for us and for our subsidiaries. The Audit Committee’s procedures for pre-approval are intended to comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit related services, tax services and other services. The audit engagement is specifically approved, and the auditors are appointed and retained, by the Audit Committee. In some instances, the Audit Committee pre-approves a particular category or group of services for up to a year, subject to budget limitations and to regular management reporting. The Audit Committee authorized the engagement of J. H. Cohn LLP to provide auditing services for fiscal 2008 and has given its approval for up to a year in advance for J. H. Cohn LLP to provide particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to budget limitations. For fiscal 2006 and 2007, the Audit Committee approved 100% of the audit-related fees, tax fees and other fees billed by Deloitte & Touche LLP.

The Audit Committee considered and determined that the fees of Deloitte & Touche LLP for services other than audit and audit related services that it provided were compatible with maintaining Deloitte & Touche LLP’s independence. Deloitte & Touche LLP also served as IESA’s independent auditors.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules, is being made available with this Proxy Statement to stockholders of the Company. The Company will furnish any exhibits to the Form 10-K to each stockholder requesting them upon written request to Chief Financial Officer, Atari, Inc., 417 Fifth Avenue, New York, NY 10016 and payment of a fee of $0.10 per page to cover costs.

Submission of Stockholder Proposals and Nominations for the 2008 Annual Meeting

Our By-Laws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting if, but only if, written notice is given to the Secretary of the Company of the intent to make such nomination not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of: (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. A stockholder’s notice must contain as to each person whom the stockholder proposes to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s Common Stock which are beneficially owned by such person on the date of the stockholder notice, (iv) the consent of the person to serve as a director if elected, and (v) such information concerning such person as is required to be disclosed concerning a nominee for election as a director of the Company pursuant to the rules and regulations under the Exchange Act. A stockholder’s notice to the Secretary must further contain as to the stockholder giving the notice: (i) the name and address, as they appear on the Company’s stock transfer books, of such stockholder and of the beneficial owners (if any) of the Company’s Common Stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the number of shares of the Company’s Common Stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder or in connection with it.

In addition to the foregoing, stockholders wishing to have a proposal included in the Company’s Proxy Statement who comply with the applicable requirements of the Exchange Act, and the rules and regulations under it will have the rights provided by Rule 14a-8 under the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the 2008 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before May 29, 2008.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on August 12, 2008 and advises stockholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on August 12, 2008.

A copy of the By-Law provisions described above are available upon written request to Vice President and Controller, Atari, Inc., 417 Fifth Avenue, New York, NY 10016. The person presiding at the applicable annual meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

OTHER MATTERS

The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed Proxy Card will vote the proxy in accordance with their best judgment with regard to such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Kristina K. Pappa
Secretary

New York, New York
September 26, 2007

Appendix A
ANNUAL MEETING OF STOCKHOLDERS OF ATARI, INC. November 6, 2007 Please date, sign and mail your proxy card in the envelope provided, or deliver a proxy by internet or telephone, as soon as possible. Please detach along perforated line and mail in the envelope provided. ATARI, INC. Annual Meeting of Stockholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of ATARI, INC. (the “Company”) hereby appoints David Pierce, Arturo Rodriguez and Kristina Pappa, and each of them, proxies of the undersigned, with full power of substitution to each of them, to vote all shares of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting to be held at the offices of Atari, Inc., 417 Fifth Avenue, New York, New York 10016, on November 6, 2007 at 9:00 a.m., local time, and at any adjournment of that meeting, and the undersigned authorizes and instructs the proxies or their substitutes to vote as provided on the reverse side. SEE REVERSE SIDE THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES NAMED IN THE COMPANY’S PROXY STATEMENT. (Continued and to be dated and signed on the other side.)

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the ATARI, INC. cut-off date or meeting date. Have your proxy card in hand when you 417 5TH AVE. access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NEW YORK, NY 10016 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by ATARI, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ATARI, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ATARI1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ATARI, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION. For Withhold For All To withhold authority to vote for any individual Vote On Directors nominee(s), mark “For All Except” and write the All All Except 1. Election of Directors: To elect the two nominees number(s) of the nominee(s) as to whom you withhold authority on the line below. listed below as Class III directors: NOMINEES: 0 0 0 01) Evence-Charles Coppee 02) Jean-Michel Perbet In their discretion, the Proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournments thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER THE ELECTION OF DIRECTORS. Receipt of the Notice of Annual Meeting and the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 is acknowledged. Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, include the corporate name and the title of the duly authorized officer who signs for it. If signer is a partnership, sign in partnership name by an authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date